Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Upstream Bio, Inc. of our report dated June 12, 2024, except for the effects of the stock split discussed in Note 18 to the consolidated financial statements, as to which the date is October 7, 2024, relating to the financial statements of Upstream Bio, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 7, 2024